Exhibit 99

                 Dillard's, Inc. Reports January Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Feb. 2, 2006--Dillard's, Inc. (NYSE:
DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended January 28, 2006 were $507,647,000 compared to sales for the four weeks ended January 29, 2005 of $491,052,000. Sales increased 3% for the four-week period in both total and comparable stores.
     Sales for the 13 weeks ended January 28, 2006 were $2,338,994,000 compared to sales for the 13 weeks ended January 29, 2005 of $2,305,162,000. Sales in total stores increased 1% for the 13-week period. Sales in comparable stores for the 13-week period increased 2%.
     Sales for the 52 weeks ended January 28, 2006 were $7,560,902,000 compared to sales for the 52 weeks ended January 29, 2005 of $7,529,834,000. Sales were unchanged on a percentage basis in both total and comparable stores for the 52-week period.
     During the four weeks ended January 28, 2006, sales were above the average Company trend in the Western region and slightly above trend in the Eastern region. Sales were below trend in the Central region.
     During the four weeks ended January 28, 2006, sales of men's apparel, lingerie and accessories and decorative home merchandise significantly exceeded the Company's average sales performance for the period. Sales of ladies, children's and juniors' apparel were significantly below trend.
     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
     The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965